Exhibit 99.1

Letter to
Shareholders

Q4 2022 | January 31, 2023

Fourth Quarter 2022 Financial Highlights

•	Total Revenue declined 2% over the prior year quarter to $786 million (5% growth on a foreign exchange (“FX”) neutral basis (“FXN”)).	•	Tinder Direct Revenue was flat (+8% FXN) over the prior year quarter with 3% Payers growth to 10.8 million, offset by RPP declines of 2%.

•	Operating income was $107 million, a 54% decrease over the prior year quarter, representing an operating margin of 14%. Operating Income reflects $102 million of impairments (see page 15 for details).	•
All Other Brands collectively had a Direct Revenue decline of 5% year-over-year driven by an 8% Payers decline, partially offset by 3% RPP growth. Within All Other Brands, Hinge Direct Revenue grew nearly 30% year-over-year.

•	Adjusted Operating Income was $286 million, a decrease of 2% over the prior year quarter, representing an Adjusted Operating Income Margin of 36%.

•
Full Year 2022 Operating Cash Flow and Free Cash Flow were $526 million and $477 million, respectively, impacted by the $441 million payment related to the previously disclosed Tinder litigation settlement in the second quarter of 2022.

•	Payers declined 1% to 16.1 million compared to the prior year quarter.

•	RPP declined 1% over the prior year quarter to $16.00, up 7% FXN.

Total Revenue ($M)

$806
$786
$169
$154
(9%)
$219
$210
(4%)
$400
$407
+2%
$18
$15
(18%)
Q4'21
Q4'22
Direct APAC & Other
Direct Europe
Direct Americas
Indirect

Operating Income ($M)[1]

$232
$107
Q4'21
Q4'22
Margin %
29%
14%

Adjusted Operating Income ($M)

$290
$286
Q4'21
Q4'22
Margin %
36%
36%

Payers (000s)

8,230
8,059
4,660
4,451
3,359
3,555
16,249
16,065
Americas
Europe
APAC & Other
Total
Q4'21
Q4'22

RPP

$16.19
$16.81
$15.63
$15.75
$16.80
$14.46
$16.16
$16.00
Americas
Europe
APAC & Other
Total
Q4'21
Q4'22

1
See reconciliations of GAAP to non-GAAP measures starting on page 22.
1 Q4'22 operating income includes $102 million of impairments of intangibles primarily related to Hyperconnect and Meetic.

2

Dear Shareholders,
While our 2022 performance was below what we expect of ourselves, we made corrective changes and feel this organization is gaining momentum as we start 2023. Tinder is beginning to execute on its clearly defined product roadmap and is ready to launch a bold new marketing campaign. Exciting things are happening elsewhere in the portfolio as well. Hinge is on fire, with its expansion rolling across Europe at breakneck speed, and our new bets, including The League, Chispa, and BLK, continue to succeed.
Match Group has always prioritized financial discipline and this focus runs throughout the organization. With macroeconomic challenges and uncertainties persisting, we will continue to look for additional opportunities to streamline operations and maximize profitability. Under our new organizational structure, which we announced last week, we’ve increased accountability to achieve our key strategic objectives, invest in our growth opportunities, and realize our financial goals.
This organization’s ability to identify opportunities for improvement, be solutions-oriented, and embrace change is invigorating and sets us up for long-term success. The year is off to a solid start performance-wise, we expect momentum to build as the year progresses, and we’re confident that we have the pieces in place to drive future growth for many years to come.

Bernard Kim (“BK”)	Gary Swidler
Chief Executive Officer	President & Chief Financial Officer

3

Business Trends
Organizational Changes to Increase Accountability, Collaboration and Performance
To increase accountability, collaboration, and financial performance, as well as benefit from our scale and portfolio strategy, we’ve implemented a more streamlined organizational structure at Match Group.
Tinder® continues to be the world’s most popular app for meeting new people and is our largest revenue contributor. BK remains the interim Tinder CEO with key senior leaders reporting directly to him. The Tinder executive team continues to work together seamlessly, making strides in galvanizing the broader team, enhancing the user experience, and reigniting growth. With a clear set of goals, the Tinder team is fully aligned and focused on executing against its well-defined product roadmap and establishing its brand narrative in 2023 and beyond.
Hinge® continues to be the brightest spot in our portfolio and a critical contributor to Match Group’s growth, driven by ongoing strength in its core English-speaking markets and its burgeoning popularity across newly launched European markets. Justin McLeod, founder and CEO of Hinge, will now report directly to BK. Justin’s founder-led creative vision and guiding principles will remain front and center for Hinge as it continues its global expansion and grows into an even more significant part of our portfolio.
Asia represents an enormous opportunity given the size of the addressable market, early stage of user adoption, and varied demographics that exist throughout the region. Malgosia Green has been promoted from CEO of Plenty of Fish® to CEO of Match Group Asia, reporting direectly to BK. She will be relocating to Asia to oversee our efforts there. Malgosia will join a team of strong leaders on the ground at Pairs™ and Hyperconnect®, who are focused on recapturing growth and enhancing profitability. She will also focus on identifying opportunities to expand our strategic footprint in this critical region.

4

Evergreen & Emerging Brands will now be managed together, combining the deep-rooted knowledge from our larger evergreen brands (Match®, Meetic®, Plenty of Fish®, and OKCupid®) with the significant untapped potential of our smaller emerging brands (including BLK®, Chispa®, and The League®). Hesam Hosseini, previously CEO of Match and Affinity brands, will take on the newly created role of CEO of Evergreen & Emerging Brands. This team is laser focused on increasing efficiencies and reducing duplicative efforts among our evergreen brands, where growth has become more challenging. This is the first time in our history that these four key evergreen brands are joined together, allowing them to act as one global team sharing the same vision. This new structure will also leverage our existing teams’ knowledge and infrastructure to drive growth at attractive margins across our smaller but fast-growing emerging brands, which target underserved niche demographics.
Innovation will play an even more principal role at Match Group moving forward. As we look to blend our own expertise in innovation with fresh insights, Will Wu, a leading digital social product innovator, will join us from Snap Inc., as our group-wide Chief Technology Officer. Will’s scope includes working with all our brands, including Tinder and Hinge, to keep their platforms exciting and continue to evolve our dating experience to match the needs of today’s users – especially Gen Z. Will and a cross-functional team will work to build upon Match’s strong history of transformative innovation by continuing to incubate, launch, and grow entirely new experiences for the company, which is key for our ongoing portfolio strategy. We’re delighted to have him join us to lead these efforts.
We strongly believe this represents the right organizational structure and the right team to deliver Match Group’s next wave of growth. With this team and structure, we are confident in our ability to drive solid double-digit growth in the years ahead.

5

TINDER
Product Momentum in the Fourth Quarter
In Q4, the Tinder team worked quickly to combat softening macro-related trends in à la carte (“ALC”) revenue through a variety of initiatives, including the implementation of strategies to dynamically surface packages based on user purchase behavior, as well as optimizations such as Compound and Primetime Boosts. Together, these initiatives helped to reverse the downward trend Tinder had seen in à la carte revenues.
In addition, Tinder began testing short-term subscription packages at new price points and is further testing its new “Relationship Intent” feature, which gives users the ability to filter who they see based on personal dating intent. The team has also been working on improving user outcomes by enabling more dynamic and responsive user profiles, and surfacing relevant profile content based on user behavior, which has increased engagement and helped improve RPP trends. Tinder also began ramping up its advertising impressions and testing new ad units within the experience that we will continue to optimize throughout 2023.
2023 Product Roadmap
Tinder’s 2023 product roadmap represents a renewed focus on execution with a goal of reigniting the growth and virality that it has garnered over the past 10 years. The roadmap has four key focus areas: expanding the core experience, driving deeper engagement, broadening monetization, and optimizations. The first two are designed to drive app usage and engagement, while the latter two are focused on driving revenue.

6

Expanding the core experience centers around creating more authentic moments and opportunities for self-expression, which are especially important for Gen Z. Deeper engagement will further utilize machine learning to leverage richer profile elements, creating a more tailored and adaptive user experience in discovery as well as post-match. Broadening monetization is focused on driving revenue by offering new services and premium features. In the second half of the year, Tinder plans to broadly roll out virtual currency to reward user behavior or transact for new features. Last, we will continue optimizations of our subscription, à la carte, and advertising revenues, which are expected to drive approximately two-thirds of Tinder’s revenue growth in 2023.
Establishing Tinder’s Brand Narrative
Tinder plans to launch its first-ever global marketing campaign this quarter. From its inception, Tinder grew rapidly through strong, organic word-of-mouth, so there was less of a need to market. However, over time, this lack of marketing has contributed to a narrow brand perception that does not celebrate the breadth of relationship possibilities Tinder creates every day. Through a fresh, multi-channel brand campaign, Tinder will have the opportunity to showcase the full range of what it offers and develop a more accurate brand story that resonates with its core audience. We believe that investing to build and properly position Tinder's brand will, over time, help engage both new and previous users, and cement its position as a premiere global dating app.
Given these efforts, we expect Tinder’s marketing spend to increase by ~2 points, but remain under 10%, as a percentage of Direct Revenue in 2023.

7

HINGE
New Subscription Tier
Hinge continues its rapid growth and the team remains steadfast on building a differentiated service and user experience. As the app has grown in popularity, it has become apparent that paying users on Hinge are looking for long-term relationships more than ever. Hinge’s new subscription tiers focus on efficiency, compatibility, and creating a category-defining experience rather than an incremental upgrade.
Launch of HingeX. This entirely new tier – whose name is a nod to Hinge’s famous tagline “Designed to Be Deleted®” – will give high-intentioned daters the ability to more effectively connect with someone special through enhanced recommendations designed to increase access and exposure to like-minded daters. HingeX subscribers are also given an ‘always-on’ boost for their profile to be seen sooner and their likes are pinned at the top of the feed for increased visibility.
Improved Hinge+. Newly rebranded and improved from Hinge Preferred, Hinge+ adds additional features that give users more control of their dating journey. Features include the ability to more effectively browse and sort incoming likes to better prioritize the next match.
These two tiers are now available to a small subset of Hinge’s global user base. With the introduction of these tiers, Hinge now can broaden its payer base with a lower priced Hinge+ tier and target premium users with HingeX. In its initial testing, HingeX is delivering on expectations, driving significant conversion improvements and a strong take-rate. Hinge expects to launch the two tiers globally by the end of February and plans to further optimize both over time.

8

Continued International Expansion
Hinge continues to build rapid momentum in Europe and climb in app store rankings. Hinge became the #3 most downloaded dating app in Germany in just five months. It also organically achieved the #3 most downloaded dating app in the Nordics in November, despite having fully launched only in Sweden, driven by strong word of mouth across the region.

Hinge App Store Downloads Rank

Combined downloads across App Store and Google Play among all dating apps[2]

0
5
10
15
20
25
30
35
Jan '22
Feb '22
Mar '22
Apr '22
May '22
Jun '22
Jul '22
Aug '22
Sept '22
Oct '22
Nov '22
Dec '22
France, Italy, Spain
Germany
Nordics

Hinge plans to continue its push into the Nordics and begin marketing in France, Italy, and Spain in early 2023. By mid-year, we expect the app to be translated and marketed throughout continental Europe with Asia and Latin America following in 2024.
2
As Hinge expands into new markets, it is important to note that it takes several months for the user base to achieve sufficient scale and liquidity to drive revenue growth. As a result, international revenue growth in 2023 represents a relatively small portion of the $100 million of overall incremental revenue we expect Hinge to deliver. The launch of the new tiered offerings and continued strong user growth and monetization enhancements in its core markets are expected to drive most of Hinge’s 2023 revenue growth. The newly entered markets across Europe in 2023 are expected to be a more substantial driver of Hinge’s revenue growth in 2024.
2 Source: Sensor Tower. Rank is among all dating apps, as defined by Match Group.

9

Financial Review and Outlook
2022 in Review
We grew total revenue 7% to $3.2 billion in 2022, well below our mid- to high-teens target, though it was up 14% on an FXN basis. While some of the shortfall was due to macroeconomic impacts from FX and weakening consumer discretionary spending, a significant portion resulted from weaker-than-expected product execution at Tinder, the effects of which became more pronounced as the year progressed. Despite these challenges, for the full year, Tinder Direct Revenue grew 9% year-over-year (16% FXN), driven by a 10% year-over-year increase in Payers to 10.9 million and essentially flat RPP (+6 FXN).
Within All Other Brands, Hinge Direct Revenue rose 44% year-over-year as a result of 25% Payers growth and 15% RPP growth, though the business was also negatively impacted by FX and product delays. All Other Brands’ Direct Revenue, excluding Hinge, decreased 2% year-over-year as we struggled to grow revenue at the evergreen and Asian brands (again, in part due to FX), but did see nice growth from some of the smaller emerging brands.
For full year 2022, Operating Income declined 40% year-over-year to $515 million, impacted in part by impairments of intangible assets, representing a 16% margin. Adjusted Operating Income (“AOI”) grew 6% year-over-year to $1.1 billion, representing a 35% margin. We felt the impact of the costly labor market in late 2021 and early 2022 but did rein in marketing and other costs to help offset the weaker Tinder revenue growth and higher costs generally.
3
See reconciliations of GAAP to non-GAAP measures starting on page 22.
3 2022 includes $270 million in impairments of intangibles relating to the Hyperconnect, as well as $49 million of impairments primarily related to Meetic.

10

Q4 2022
Focusing on Q4 ‘22, Total Revenue was in-line with our expectations, down 2% over the prior year quarter to $786 million. Tinder Direct Revenue was also in-line with our expectations, flat year-over-year. The FX impact was slightly better than expected on both Total Revenue and Tinder Direct Revenue, while business performance, particularly in Europe, was slightly weaker than expected.
Operating Income was $107 million, representing a margin of 14%, primarily driven by $102 million of impairment charges on intangible assets at several of our businesses. The impairment charges were related to declines in long-term projections, primarily at Meetic, and increases in the discount rates applied to our Hyperconnect business due to rising interest rates and market volatility generally (not due to meaningful changes to Hyperconnect's outlook). AOI topped our expectations, delivering a margin of 36%. Across the company, sharper cost discipline began to take shape, with many of our expense categories flat or even down year-over-year. The quarter also included ~$3 million of severance and similar costs.
Q1 2023
For Q1, we expect Total Revenue of $790 to $800 million, roughly flat year-over-year. For Tinder, we expect Direct Revenue to be up slightly year-over-year. We expect Hinge Direct Revenue growth to be up more than 25% year-over-year.
We expect Q1 Adjusted Operating Income to be $250 to $255 million, representing margin of 32% at the midpoint. In-app purchase fees, which include $8 million paid into the escrow related to the Google litigation, are a significant year-over-year headwind. We also expect to incur $3 to $5 million in severance and similar costs. We expect marketing spend to increase at Tinder and Hinge, offset by reductions in most of our other brands.

	Total Revenue	Adjusted Operating Income
Q1 2023	$790 to $800 million	$250 to $255 million
FY 2023
As we start 2023, the macroeconomic pressures we are seeing in our business thus far are in line with our expectations. We expect at least the first half of 2023 to remain challenging, but we expect to build momentum as the year progresses and remain confident in our ability to deliver on our full year financial outlook.
For full year 2023, we reaffirm our focus on delivering 5% to 10% year-over-year growth, in both Match Group Total Revenue and Tinder Direct Revenue. We expect our year-over-year top-line growth to gradually accelerate from Q4 2022 levels, reaching double digits by Q4 2023. We expect Hinge to deliver nearly $400 million of Direct Revenue in 2023.
We also remain committed to delivering flat or better year-over-year AOI margins. We have undertaken a company-wide cost review to reduce marketing spend, headcount, and overhead expenses such as office expense and professional fees. We plan to reallocate savings primarily from our lower growth brands and corporate costs into our higher growth businesses and new bets. We expect to incur ~$6 million of severance and similar costs in 2023 related to our cost savings initiatives, primarily in Q1. We

11

expect margins to show year-over-year improvement in the second half of the year as revenue growth accelerates and cost savings are realized.
We expect to be a U.S. federal cash taxpayer in 2023 and in subsequent years. The amount of cash taxes we pay will be impacted by our stock price, which affects the compensation expense deductions we can take. We currently expect to convert low 70s% of our AOI into free cash flow in 2023. We expect stock-based compensation expense of $230 to $250 million and capital expenditures of $60 to $70 million in 2023.

12

Conference Call
Match Group will audiocast a conference call to answer questions regarding its fourth quarter financial results on Wednesday, February 1, 2023 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

13

Financial Results
Revenue

	Three Months Ended December 31,
	2022	2021	Change

	(In thousands, except RPP)
Direct Revenue:
Americas	$406,556	$399,794	2%
Europe	210,316	218,546	(4)%
APAC and Other	154,219	169,303	(9)%
Total Direct Revenue	771,091	787,643	(2)%
Indirect Revenue	15,062	18,427	(18)%
Total Revenue	$786,153	$806,070	(2)%

Payers
Americas	8,059	8,230	(2)%
Europe	4,451	4,660	(4)%
APAC and Other	3,555	3,359	6%
Total Payers	16,065	16,249	(1)%

Revenue Per Payer (“RPP”)
Americas	$16.81	$16.19	4%
Europe	$15.75	$15.63	1%
APAC and Other	$14.46	$16.80	(14)%
Total RPP	$16.00	$16.16	(1)%
The increase in Direct Revenue in Americas was primarily driven by increases in Payers at Tinder and Hinge as well as RPP growth at both brands driven by higher average prices paid for subscriptions. Declines in Americas Payers at Match and Plenty of Fish more than offset the growth from Tinder and Hinge. The decline in Europe Payers was driven by Tinder and Meetic, partially offset by an increase at Hinge. The increase in APAC and Other Payers was primarily driven by Tinder. Europe and APAC and Other RPPs were unfavorably impacted by the strength of the U.S. Dollar relative to the Euro and British Pound, and the Japanese Yen and Turkish Lira, respectively.
Operating Income and Adjusted Operating Income

	Three Months Ended December 31,
	2022	2021	Change

	(In thousands)
Operating Income	$106,633	$231,917	(54)%
Operating Income Margin	14%	29%	(15.2) points
Adjusted Operating Income	$285,538	$290,470	(2)%
Adjusted Operating Income Margin	36%	36%	0.3 points

14

Operating Costs and Expenses

	Q4 2022	% of Revenue	Q4 2021	% of Revenue	Change

	(In thousands)
Cost of revenue	$235,925	30%	$234,543	29%	1%
Selling and marketing expense	127,335	16%	139,165	17%	(9)%
General and administrative expense	110,356	14%	110,261	14%	—%
Product development expense	80,555	10%	66,366	8%	21%
Depreciation	10,930	1%	10,780	1%	1%
Impairment and amortization of intangibles	114,419	15%	13,038	2%	NM
Total operating costs and expenses	$679,520	86%	$574,153	71%	18%
Total operating costs and expenses increased 18% year-over-year, primarily driven by $102 million of impairment charges on intangible assets at several of our businesses. The impairment charges were related to declines in long-term projections, primarily at Meetic, and increases in the discount rates applied to our Hyperconnect business due to rising interest rates and market volatility generally (not due to meaningful changes to Hyperconnect's outlook). Total selling and marketing expense decreased $12 million year-over-year as we reduced marketing spend across the portfolio. General and administrative expense was flat, with decreases in legal fees offset by increases in non-cash employee compensation. Product development expense increased 21% year-over-year primarily due to increased engineering headcount at Tinder and Hinge.
Liquidity and Capital Resources
During the year ended December 31, 2022, we generated operating cash flow of $526 million and Free Cash Flow of $477 million, both of which were impacted by the final settlement payment of $441 million related to Rad, et al. v. IAC/InterActiveCorp, et al. and related arbitrations during the second quarter of 2022.
As of December 31, 2022, we had $581 million in cash and cash equivalents and short-term investments and $3.9 billion of long-term debt, $3.5 billion of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of December 31, 2022. Match Group’s trailing twelve-month leverage4 as of December 31, 2022 is 3.4x on a gross basis and 2.9x on a net basis.
Income Taxes
We recorded an income tax benefit from continuing operations of $18 million for the fourth quarter of 2022. The tax benefit, despite pre-tax income, was the result of (i) a reversal of valuation allowances in certain foreign jurisdictions as we expect to be able to realize the deferred tax assets in these jurisdictions in the coming years; (ii) favorable tax audit outcomes; and (iii) a lower tax rate on U.S. income derived from foreign sources. The income tax benefit on the loss from continuing operations of $58 million in the fourth quarter of 2021 benefited from (i) excess tax benefits generated by the exercise or vesting of stock-based awards and (ii) research credits.
4 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for the period presented, see page 22.

15

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(In thousands, except per share data)
Revenue	$786,153	$806,070	$3,188,843	$2,983,277
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	235,925	234,543	959,963	839,308
Selling and marketing expense	127,335	139,165	534,517	566,459
General and administrative expense	110,356	110,261	435,868	414,821
Product development expense	80,555	66,366	333,639	241,049
Depreciation	10,930	10,780	43,594	41,402
Impairment and amortization of intangibles	114,419	13,038	366,257	28,559
Total operating costs and expenses	679,520	574,153	2,673,838	2,131,598
Operating income	106,633	231,917	515,005	851,679
Interest expense	(38,214)	(34,586)	(145,547)	(130,493)
Other (expense) income, net	(402)	(424,152)	8,033	(465,038)
Earnings (loss) from continuing operations, before tax	68,017	(226,821)	377,491	256,148
Income tax benefit (provision)	17,605	58,097	(15,361)	19,897
Net earnings (loss) from continuing operations	85,622	(168,724)	362,130	276,045
(Loss) earnings from discontinued operations, net of tax	(2,211)	—	(2,211)	509
Net earnings (loss)	83,411	(168,724)	359,919	276,554
Net loss attributable to noncontrolling interests	1,164	92	2,027	1,169
Net earnings (loss) attributable to Match Group, Inc. shareholders	$84,575	$(168,632)	$361,946	$277,723

Net earnings (loss) per share from continuing operations:
Basic	$0.31	$(0.60)	$1.29	$1.01
Diluted	$0.30	$(0.60)	$1.25	$0.93
Net earnings (loss) per share attributable to Match Group, Inc. shareholders:
Basic	$0.30	$(0.60)	$1.28	$1.01
Diluted	$0.30	$(0.60)	$1.24	$0.93

Basic shares outstanding	279,426	282,979	282,564	275,004
Diluted shares outstanding	289,826	282,979	295,215	304,840

Stock-based compensation expense by function:
Cost of revenue	$1,356	$1,593	$5,903	$5,554
Selling and marketing expense	1,778	1,829	7,608	7,941
General and administrative expense	26,048	15,651	106,133	81,420
Product development expense	24,374	15,662	84,236	51,901
Total stock-based compensation expense	$53,556	$34,735	$203,880	$146,816

16

Consolidated Balance Sheet

	December 31, 2022	December 31, 2021

	(In thousands)
ASSETS
Cash and cash equivalents	$572,395	$815,384
Short-term investments	8,723	11,818
Accounts receivable, net	191,940	188,482
Other current assets	109,327	202,568
Total current assets	882,385	1,218,252

Property and equipment, net	176,136	163,256
Goodwill	2,348,366	2,411,996
Intangible assets, net	357,747	771,697
Deferred income taxes	276,947	334,937
Other non-current assets	141,183	163,150
TOTAL ASSETS	$4,182,764	$5,063,288

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$—	$99,927
Accounts payable	13,699	37,871
Deferred revenue	252,718	262,131
Accrued expenses and other current liabilities	289,937	768,366
Total current liabilities	556,354	1,168,295

Long-term debt, net of current maturities	3,835,726	3,829,421
Income taxes payable	13,282	13,842
Deferred income taxes	32,631	130,261
Other long-term liabilities	103,652	116,051

Redeemable noncontrolling interest	—	1,260

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	287	283
Additional paid-in capital	8,273,637	8,164,216
Retained deficit	(7,782,568)	(8,144,514)
Accumulated other comprehensive loss	(369,182)	(223,754)
Treasury stock	(482,049)	—
Total Match Group, Inc. shareholders’ equity	(359,875)	(203,769)
Noncontrolling interests	994	7,927
Total shareholders’ equity	(358,881)	(195,842)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,182,764	$5,063,288

17

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2022	2021

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings	$359,919	$276,554
Add back: loss (earnings) from discontinued operations, net of tax	2,211	(509)
Net earnings from continuing operations	$362,130	$276,045
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	203,880	146,816
Depreciation	43,594	41,402
Impairment and amortization of intangibles	366,257	28,559
Deferred income taxes	(29,953)	(57,969)
Other adjustments, net	6,998	27,690
Changes in assets and liabilities
Accounts receivable	(6,669)	(34,021)
Other assets	59,584	1,743
Accounts payable and other liabilities	(472,610)	458,757
Income taxes payable and receivable	(1,054)	(2,854)
Deferred revenue	(6,469)	26,331
Net cash provided by operating activities attributable to continuing operations	525,688	912,499
Cash flows from investing activities attributable to continuing operations:
Cash used in business combinations, net of cash acquired	(25,681)	(859,905)
Capital expenditures	(49,125)	(79,971)
Other, net	3,104	51
Net cash used in investing activities attributable to continuing operations	(71,702)	(939,825)
Cash flows from financing activities attributable to continuing operations:
Proceeds from Senior Notes offerings	—	500,000
Payments to settle exchangeable notes	(176,310)	(630,658)
Proceeds from the settlement of exchangeable note hedges	75,864	1,089,592
Payments to settle warrants related to exchangeable notes	(7,482)	(882,187)
Debt issuance costs	—	(7,124)
Proceeds from issuance of common stock pursuant to stock-based awards	20,485	58,424
Withholding taxes paid on behalf of employees on net settled stock-based awards	(109,256)	(15,726)
Purchase of treasury stock	(482,049)	—
Purchase of noncontrolling interests	(10,554)	(1,473)
Other, net	129	258
Net cash (used in) provided by financing activities attributable to continuing operations	(689,173)	111,106
Total cash (used in) provided by continuing operations	(235,187)	83,780
Net cash used in operating activities attributable to discontinued operations	—	—
Net cash used in investing activities attributable to discontinued operations	—	—
Net cash used in financing activities attributable to discontinued operations	—	—
Total cash used in discontinued operations	—	—
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7,809)	(7,570)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(242,996)	76,210
Cash, cash equivalents, and restricted cash at beginning of period	815,512	739,302
Cash, cash equivalents, and restricted cash at end of period	$572,516	$815,512

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Earnings (Loss) Per Share
The following tables set forth the computation of the basic and diluted earnings (loss) per share attributable to Match Group shareholders:

	Three Months Ended December 31,
	2022		2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings (loss) from continuing operations	$85,622	$85,622	$(168,724)	$(168,724)
Net loss attributable to noncontrolling interests	1,164	1,164	92	92
Impact from subsidiaries’ dilutive securities of continuing operations	—	(26)	—	—
Interest on dilutive Exchangeable Senior Notes, net of tax	—	967	—	4,075
Net earnings (loss) from continuing operations attributable to Match Group, Inc. shareholders	$86,786	$87,727	$(168,632)	$(164,557)

Loss from discontinued operations, net of tax	$(2,211)	$(2,211)	$—	$—
Net loss from discontinued operations attributable to shareholders	(2,211)	(2,211)	—	—
Net earnings (loss) attributable to Match Group, Inc. shareholders	$84,575	$85,516	$(168,632)	$(164,557)

Denominator
Weighted average basic shares outstanding	279,426	279,426	282,979	282,979
Dilutive securities	—	3,830	—	—
Dilutive shares from Exchangeable Senior Notes, if-converted	—	6,570	—	—
Denominator for earnings per share—weighted average shares	279,426	289,826	282,979	282,979

Earnings (loss) per share:
Earnings (loss) per share from continuing operations	$0.31	$0.30	$(0.60)	$(0.60)
Loss per share from discontinued operations, net of tax	$(0.01)	$(0.01)	$—	$—
Earnings (loss) per share attributable to Match Group, Inc. shareholders	$0.30	$0.30	$(0.60)	$(0.60)

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	Years Ended December 31,
	2022		2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$362,130	$362,130	$276,045	$276,045
Net loss attributable to noncontrolling interests	2,027	2,027	1,169	1,169
Impact from subsidiaries’ dilutive securities of continuing operations	—	(222)	—	(993)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	4,151	—	6,616
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$364,157	$368,086	$277,214	$282,837

(Loss) earnings from discontinued operations, net of tax	$(2,211)	$(2,211)	$509	$509
Net (loss) earnings from discontinued operations attributable to shareholders	(2,211)	(2,211)	509	509
Net earnings attributable to Match Group, Inc. shareholders	$361,946	$365,875	$277,723	$283,346

Denominator
Weighted average basic shares outstanding	282,564	282,564	275,004	275,004
Dilutive securities	—	5,020	—	13,866
Dilutive shares from Exchangeable Senior Notes, if-converted	—	7,631	—	15,970
Denominator for earnings per share—weighted average shares	282,564	295,215	275,004	304,840

Earnings (loss) per share:
Earnings per share from continuing operations	$1.29	$1.25	$1.01	$0.93
(Loss) earnings per share from discontinued operations, net of tax	$(0.01)	$(0.01)	$0.00	$0.00
Earnings per share attributable to Match Group, Inc. shareholders	$1.28	$1.24	$1.01	$0.93

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Trended Metrics

	2020				2021				2022				Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2020	2021	2022

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$281.2	$298.7	$336.8	$331.2	$344.3	$374.4	$393.6	$399.8	$400.0	$408.7	$413.8	$406.6	$1,248.0	$1,512.1	$1,629.1
Europe	156.5	154.1	181.6	188.0	189.1	196.5	217.7	218.5	215.3	208.5	214.8	210.3	680.1	821.8	848.9
APAC and Other	97.1	94.0	109.8	115.7	121.9	123.4	174.4	169.3	168.5	163.0	166.6	154.2	416.6	589.0	652.3
Total Direct Revenue	534.8	546.7	628.3	634.9	655.2	694.3	785.7	787.6	783.8	780.2	795.1	771.1	2,344.7	2,922.9	3,130.2
Indirect Revenue	9.8	8.7	11.5	16.5	12.4	13.4	16.1	18.4	14.8	14.4	14.4	15.1	46.5	60.4	58.6
Total Revenue	$544.6	$555.5	$639.8	$651.4	$667.6	$707.8	$801.8	$806.1	$798.6	$794.5	$809.5	$786.2	$2,391.3	$2,983.3	$3,188.8

Payers (in thousands)
Americas	6,691	6,836	7,455	7,469	7,595	7,901	8,309	8,230	8,159	8,225	8,233	8,059	7,113	8,009	8,169
Europe	3,899	3,830	4,154	4,229	4,255	4,332	4,710	4,660	4,732	4,564	4,648	4,451	4,028	4,489	4,599
APAC and Other	2,417	2,339	2,417	2,463	2,567	2,736	3,284	3,359	3,443	3,606	3,667	3,555	2,409	2,987	3,568
Total Payers	13,007	13,005	14,026	14,161	14,417	14,969	16,303	16,249	16,334	16,395	16,548	16,065	13,550	15,485	16,336

RPP
Americas	$14.01	$14.56	$15.06	$14.78	$15.11	$15.79	$15.79	$16.19	$16.34	$16.56	$16.75	$16.81	$14.62	$15.73	$16.62
Europe	$13.38	$13.41	$14.57	$14.81	$14.81	$15.12	$15.41	$15.63	$15.17	$15.23	$15.40	$15.75	$14.07	$15.25	$15.38
APAC and Other	$13.39	$13.40	$15.15	$15.66	$15.83	$15.03	$17.71	$16.80	$16.32	$15.06	$15.14	$14.46	$14.41	$16.43	$15.24
Total RPP	$13.71	$14.01	$14.93	$14.95	$15.15	$15.46	$16.06	$16.16	$16.00	$15.86	$16.02	$16.00	$14.42	$15.73	$15.97
Note: Our ability to eliminate duplicate Payers at a brand level for periods prior to Q2 2020 is impacted by data privacy requirements which require that we anonymize data after 12 months, therefore Payer data for those periods is likely overstated. Additionally, as Payers is a component of the RPP calculation, RPP is likely commensurately understated for these same periods due to these data privacy limitations.

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted Operating Income

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(Dollars in thousands)
Net earnings (loss) attributable to Match Group, Inc. shareholders	$84,575	$(168,632)	$361,946	$277,723
Add back:
Net loss attributable to noncontrolling interests	(1,164)	(92)	(2,027)	(1,169)
Loss (earnings) from discontinued operations, net of tax	2,211	—	2,211	(509)
Income tax (benefit) provision	(17,605)	(58,097)	15,361	(19,897)
Other expense (income), net	402	424,152	(8,033)	465,038
Interest expense	38,214	34,586	145,547	130,493
Operating income	106,633	231,917	515,005	851,679
Stock-based compensation expense	53,556	34,735	203,880	146,816
Depreciation	10,930	10,780	43,594	41,402
Impairment and amortization of intangibles	114,419	13,038	366,257	28,559
Adjusted Operating Income	$285,538	$290,470	$1,128,736	$1,068,456

Revenue	$786,153	$806,070	$3,188,843	$2,983,277
Operating income margin	14%	29%	16%	29%
Adjusted Operating Income margin	36%	36%	35%	36%

	For the Years Ended December 31,
	2018	2019	2020

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$636,910	$453,838	$162,329
Add back:
Net earnings attributable to noncontrolling interests	130,786	112,689	59,280
(Earnings) loss from discontinued operations, net of tax	(306,643)	(49,187)	366,070
Income tax provision	14,472	15,080	43,273
Other (income) expense, net	(7,510)	2,026	(15,861)
Interest expense	81,454	111,008	130,624
Operating income	549,469	645,454	745,715
Stock-based compensation expense	66,031	89,724	102,268
Depreciation	34,827	34,355	41,271
Amortization of intangibles	1,318	8,727	7,525
Acquisition-related contingent consideration fair value adjustments	320	—	—
Adjusted Operating Income	$651,965	$778,260	$896,779

Revenue	$1,729,850	$2,051,258	$2,391,269
Operating income margin	32%	31%	31%
Adjusted Operating Income margin	38%	38%	38%

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Reconciliation of Operating Cash Flow from Continuing Operations to Free Cash Flow

	Years Ended December 31,
	2022	2021

	(In thousands)
Net cash provided by operating activities from continuing operations	$525,688	$912,499
Capital expenditures	(49,125)	(79,971)
Free Cash Flow	$476,563	$832,528
Reconciliation of Forecasted Operating Income to Adjusted Operating Income

Three Months Ended March 31, 2023

(In millions)
Operating Income	$179 to $184
Stock-based compensation expense	$50
Depreciation and amortization of intangibles	$21
Adjusted Operating Income	$250 to $255
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended December 31,				Years Ended December 31,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$786.2	$(19.9)	(2)%	$806.1	$3,188.8	$205.6	7%	$2,983.3
Foreign exchange effects	60.3				207.9
Revenue, excluding foreign exchange effects	$846.4	$40.3	5%	$806.1	$3,396.8	$413.5	14%	$2,983.3

Americas Direct Revenue, as reported	$406.6	$6.8	2%	$399.8	$1,629.1	$117.0	8%	$1,512.1
Foreign exchange effects	3.2				7.5
Americas Direct Revenue, excluding foreign exchange effects	$409.7	$9.9	2%	$399.8	$1,636.6	$124.5	8%	$1,512.1

Europe Direct Revenue, as reported	$210.3	$(8.2)	(4)%	$218.5	$848.9	$27.1	3%	$821.8
Foreign exchange effects	26.7				100.7
Europe Direct Revenue, excluding foreign exchange effects	$237.0	$18.4	8%	$218.5	$949.6	$127.7	16%	$821.8

APAC and Other Direct Revenue, as reported	$154.2	$(15.1)	(9)%	$169.3	$652.3	$63.3	11%	$589.0
Foreign exchange effects	29.7				97.3
APAC and Other Direct Revenue, excluding foreign exchange effects	$183.9	$14.6	9%	$169.3	$749.5	$160.5	27%	$589.0

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended December 31,				Years Ended December 31,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021

RPP, as reported	$16.00	$(0.16)	(1)%	$16.16	$15.97	$0.24	2%	$15.73
Foreign exchange effects	1.24				1.05
RPP, excluding foreign exchange effects	$17.24	$1.08	7%	$16.16	$17.02	$1.29	8%	$15.73

Americas RPP, as reported	$16.81	$0.62	4%	$16.19	$16.62	$0.89	6%	$15.73
Foreign exchange effects	0.13				0.07
Americas RPP, excluding foreign exchange effects	$16.94	$0.75	5%	$16.19	$16.69	$0.96	6%	$15.73

Europe RPP, as reported	$15.75	$0.12	1%	$15.63	$15.38	$0.13	1%	$15.25
Foreign exchange effects	2.00				1.83
Europe RPP, excluding foreign exchange effects	$17.75	$2.12	14%	$15.63	$17.21	$1.96	13%	$15.25

APAC and Other RPP, as reported	$14.46	$(2.34)	(14)%	$16.80	$15.24	$(1.19)	(7)%	$16.43
Foreign exchange effects	2.78				2.27
APAC and Other RPP, excluding foreign exchange effects	$17.24	$0.44	3%	$16.80	$17.51	$1.08	7%	$16.43
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Tinder)

	Tinder Direct Revenue

	(Dollars in millions, rounding differences may occur)
	Three Months Ended December 31,				Years Ended December 31,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021
Direct Revenue, as reported	$444.2	$0.5	—%	$443.7	$1,794.5	$144.7	9%	$1,649.8
Foreign exchange effects	33.9				122.1
Direct Revenue, excluding foreign exchange effects	$478.0	$34.3	8%	$443.7	$1,916.5	$266.7	16%	$1,649.8

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Tinder Revenue Per Payer)

	Tinder Revenue Per Payer
	Three Months Ended December 31,				Years Ended December 31,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021

RPP, as reported	$13.67	$(0.35)	(2)%	$14.02	$13.75	$(0.11)	(1)%	$13.86
Foreign exchange effects	1.04				0.93
RPP, excluding foreign exchange effects	$14.71	$0.69	5%	$14.02	$14.68	$0.82	6%	$13.86

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	1/27/2023
Share Price		$53.66
Absolute Shares		280.0

Equity Awards
Options	$20.81	2.0
RSUs and subsidiary denominated equity awards		5.6
Total Dilution - Equity Awards		7.7
Outstanding Warrants
Warrants expiring on January 1, 2023 (1.5 million outstanding)(a)	$68.22	—
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		—

Total Dilution		7.7
% Dilution		2.7%
Total Diluted Shares Outstanding		287.7
______________________
(a)The outstanding warrants, under their terms, are exercised ratably over 80 trading days commencing on the first trading day following the expiration date through April 27, 2023.
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at December 31, 2022.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on February 1, 2023, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of pandemics such as the COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the tax treatment of the transaction, uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group, and inflation and other macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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